Exhibit 10.20

SECOND AMENDMENT TO LEASE

Second Amendment to Lease (“Second Amendment”) dated this 1st day of August 2014, by and between Zoom Group LLC, a Massachusetts limited liability company, as Landlord, and Ginkgo Bioworks, Inc., a Delaware corporation, as Tenant.

Whereas, Landlord and Tenant did enter into, execute and deliver that certain Lease Agreement dated as of December 22, 2011, as affected by Commencement Date Agreement dated January 31, 2012 and amended by a First Amendment to Lease dated April     , 2012, (as so amended, the “Lease”) with respect to a certain leasehold premises more particularly described in said Lease; and

Whereas, Landlord and Tenant have agreed to expand the premises that are subject to the Lease by including the space that was defined as the First Right of Refusal Premises in the Lease, extend the Term of the Lease, modify the Rent payable under the Lease and provide Tenant with certain rights with respect to other portions of the Building and wish to amend the Lease to reflect the agreements of the parties.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. Capitalized terms used herein shall have the meaning ascribed to them in the Lease except as explicitly defined otherwise herein.

2. Effective on the Expansion Premises Commencement Date, the first paragraph of the description of the Premises in the Basic Lease Information is deleted in its entirety and the following paragraph is substituted therefore:

“Approximately 18,350 rentable square feet (the “Premises Rentable Area”) consisting of 11,565 rentable square feet in southeast corner of the eighth floor (the “Original Premises”) and 6,785 rentable square feet on the eighth floor (the “Expansion Premises”) both of which are located within the building currently known as Section A of Building 114 (the “Building”), and whose street address is 27 Drydock Avenue, Boston, Massachusetts. The Original Premises are outlined on the plan attached hereto as Exhibit A and are labeled “A” and the Expansion Premises are outlined on the plan attached hereto as Exhibit A and are labeled “B”. The combined Premises is also shown on the attached Exhibit A1 labeled “Premises”. The land on which the Building is located (the “Land”) is described on Exhibit B. The term “Building” includes the Land and the driveways, parking facilities, and similar improvements on the Land.”

Landlord and Tenant acknowledge and agree that Tenant’s appurtenant rights with respect to the rooftop as set forth in the second paragraph of the Premises description remain in full force and effect.

3. Landlord and Tenant acknowledge that the Expansion Premises are the premises described in the Lease as the First Right of Refusal Premises and that, upon delivery of the Expansion Premises to Tenant in accordance with this Second Amendment, the First Right of Refusal shall be null and void with respect to the Expansion Premises. Landlord hereby grants to Tenant a right of first refusal in, and the Lease shall be deemed amended so as to provide that the First Right of Refusal Premises shall now be defined as “Any and all remaining premises located on the 8th floor of the Building, excluding the Building Management Office which space is labeled as “Building Mgmt Ofc” as shown on the attached Exhibit A-1”. The terms of the Lease with respect to a Right of First Refusal shall apply to all such remaining premises (excluding the Building Management Office) on the 8th floor. This Right of First

Refusal shall be superior to any rights of all existing or future tenants, except the following tenants which possess prior outstanding rights with respect to portions or all of the remaining premises:

Space A.	Labeled as “Immunetics” with rights to extend its lease through July 2023.

Space B.	Labeled as “Building Mgmt Ofc” is excluded from Tenant’s First Right of Refusal or Renewal Option.

4. Landlord and Tenant agree that the Original Premises have been delivered to Tenant and Tenant has accepted those premises and that but for this Second Amendment, the lease would terminate on February 28, 2017. The Term is hereby extended to February 29, 2024, subject to earlier termination as provided in the Lease, and subject to Tenant’s extension right as provided in the Lease.

5. The definition of Basic Rent in the Basic Lease Information is amended by adding the following:

Until the Expansion Rent Commencement Date, as hereinafter defined, Basic Rent shall remain as set forth in the Lease. From and after the Expansion Rent Commencement Date the Basic Rent shall be as follows:

Months commencing on		Monthly Basic Rent
Expansion Rent Commencement Date		$45,208
March	2015	$46,672
March	2016	$48,152
March	2017	$52,378
March	2018	$53,950
March	2019	$55,568
March	2020	$57,235
March	2021	$58,952
March	2022	$60,721
March	2023	$62,543

6. The following definitions are added to the Basic Lease Information:

“Expansion Premises
Commencement Date:	The date upon which Landlord delivers the Expansion Premises in “as-is, broom-clean” condition, free and clear of personal property and free of all tenants and parties in possession and with all hazardous waste, substances and materials used by any prior tenants properly removed from the Premises. Landlord represents that to the best of its knowledge, upon delivery of the Premises to Tenant, the Premises shall comply in all material respects with all applicable laws, regulations, ordinances, codes and bylaws, including without limitation, the American with Disabilities Act and all laws, rules or regulations regarding any hazardous waste, substance or materials or other environmental laws. The estimated Expansion Premises Commencement Date is August 7, 2014, provided however that the failure of Landlord to deliver the Expansion Premises on such date shall not constitute a default by Landlord.”

“Expansion Rent
Commencement Date:	The date that is one hundred eighty (180) days following the Expansion Premises Commencement Date. Tenant shall not be excused from the payment of Basic Rent or Additional Rent by reason of any failure of Tenant to have completed the work that it shall do the Expansion Premises as contemplated herein. Notwithstanding the foregoing, the Expansion Rent Commencement Date shall be extended one day for each day of delay in Tenant’s completion of the Expansion Improvements (as defined hereafter) (i) caused by the Landlord or (ii) as a result of Force Majeure.”

7. The definition of Tenant’s Proportionate Share in the Basic Lease Information is deleted and the following is substituted:

“Tenant’s
Proportionate Share:	4.34% which is the percentage prior to the Expansion Premises Commencement Date and 6.89% following the Expansion Rent Commencement Date. Tenant’s Proportionate Share is obtained by dividing the Original Premises and the Expansion Premises, as applicable, Rentable Area by 95% of the Building Rentable Area.

8. The definition of Additional Rent in the Basic Lease Information is amended by adding, “Landlord and Tenant acknowledge and agree that the estimates set forth herein are only Landlord’s best estimate as of the date of the original execution of the Lease. Notwithstanding that Tenant shall not be required to pay Basic Rent and Additional Rent prior to the Expansion Rent Commencement Date, Tenant shall pay Tenant’s utility costs from and after the Expansion Premises Commencement Date.

9. The definition of Security Deposit in the Basic Lease Information is amended by adding, “As of the Expansion Premises Commencement Date, the existing security deposit shall be increased to $110,000.”

10. Tenant shall be responsible for any and all Improvements or Alterations to the Expansion Premises that Tenant may require to make the Expansion Premises suitable for Tenant’s occupation and use of the Expansion Premises for the uses permitted pursuant to the Lease (the “Expansion Improvements”). Landlord shall cooperate with Tenant to obtain any permits required for any of the Expansion Improvements, and shall provide access to Tenant for all plumbing and other utility connections in locations other than the Expansion Premises within the Building that are necessary for the Expansion Improvements. All such Expansion Improvements shall be completed in accordance with the provisions of Section 8(a) of the Lease, except to the extent that the following provisions supersede Section 8(a).

(a) Landlord shall provide an allowance of $581,650.00 (the “Tenant Allowance”) that Tenant may use towards funding the Expansion Improvements, including all hard and soft construction costs, including architect’s and engineering fees. Fifty percent (50%) of the Tenant Allowance shall be paid to Tenant upon completion of all rough inspections by the City of Boston

Inspectional Services Department and the remaining fifty percent (50%) shall be paid to Tenant upon delivery to Landlord of (i) a final Certificate of Occupancy issued by Boston Inspectional Services for the Expansion Premises and (ii) lien waivers from all contractors or other satisfactory evidence that all contractors have been paid or will be paid in full for all work that has been done to the Expansion Premises. Notwithstanding the foregoing, if Tenant’s contract with its general contractor requires a deposit for the rooftop equipment condenser, and that condenser is delivered in place (but not fully installed) to a rooftop platform on the Building built by Tenant to receive the equipment, then Landlord shall accelerate the portion of rough inspection first payment by paying to Tenant 50% of Tenant’s equipment. Any amount disbursed under the foregoing circumstances shall be deducted from the first rough inspection payment. All payments to Tenant by Landlord shall be made within ten (10) business days of billing by Tenant.

(b) All plans for the Expansion Improvements must be approved by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall be responsible for all space planning for the Expansion Improvements. Landlord hereby approves of the preliminary plans attached hereto as Exhibit A4. The approximate rooftop area designated for Tenant’s rooftop equipment is shown in attached Exhibit A3.

(c) Construction of the Expansion Improvements shall be completed fully in compliance with the Building’s Construction Guidelines. Tenant shall have the right to hire the Richmond Group as its general contractor and/or project manager for the Expansion Improvements.

(d) Landlord shall execute a form of landlord waiver required by Tenant’s lender in connection with its financing of the Expansion Improvements, in a form to be reasonably acceptable to Landlord.

11. The Lease is further amended to provide that Tenant shall have the right (the “Fifth Floor Expansion Right”) to lease a portion of the Fifth Floor consisting of 6,314 rentable square feet as shown on Exhibit A2 attached hereto (the “Fifth Floor Expansion Premises”), by delivering written notice to Landlord no later than February 1, 2018. If Tenant delivers such notice, Basic Rent for the Fifth Floor Expansion Premises shall be the “Prevailing Rental Rate” as defined in and determined in accordance with Exhibit J to the Lease, provided that, notwithstanding any provisions in Exhibit J to the contrary, Landlord shall provide a build out period, and improvement allowance consistent with what is then being offered to other tenants in the Building. In such an event, the Premises, Monthly Basic Rent, Tenant’s Proportionate Share and all appropriate provisions of the Lease shall be amended to reflect the addition of the Fifth Floor Expansion Premises to the Premises. In the event that Tenant properly exercises the Fifth Floor Expansion Premises, Landlord shall deliver said premises in their then condition with all base building systems in good working order, broom clean and free of debris or personal property, within ten (10) days following the date that the current tenant of such premises vacates the space. The parties acknowledge that the date upon which the current tenant is scheduled to vacate is December 1, 2018, provided however that Landlord shall not be in default of this Lease if the current tenant shall fail to vacate the space in a timely manner.

12. Tenant’s Renewal Option as outlined in the Lease as Exhibit J remains in full force and effect. The provisions regarding the expiration of the Term are agreed to refer to the expiration of the Term as extended hereby.

13. Section 7 (a) of the Lease is amended by striking the second sentence and inserting the following, “Landlord shall maintain the Building’s Structure, the Building’s Systems, and the common areas of the Building in reasonably good order and condition, except for damage caused by a Tenant Party, but shall not be responsible for the maintenance and repair of air conditioning delivery systems that are located within, or exclusively service the Premises.” Notwithstanding the foregoing, Landlord shall maintain the air conditioning delivery systems in Tenant’s Original Premises (but not the Expansion Premises) until the original expiration date of the Term (February 28, 2017). Landlord shall deliver the air conditioning delivery systems for both the Original Premises and the Expansion Premises in “good working order” as of the Expansion Premises Commencement Date.

14. Exhibit H of the Lease is amended by deleting “six (6)” as the number of spaces and substituting “nine (9)”. Landlord agrees to transition the assignment of all Tenant’s parking spaces from the area leased from the EDIC to the Building Land area controlled by Landlord no later than February 28, 2017. Tenant acknowledges that the current market rate for a parking space is $202.86 per month.

15. Broker. Landlord and Tenant warrant and represent to the other that neither has dealt with any broker in connection with the consummation of this Second Amendment except North Star Management for Landlord and Columbia Group Realty Advisors for Tenant, to whom Landlord shall pay a market rate fee pursuant to a separate agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorney’s fees, and other liability for any other commissions or compensation claimed in connection with Second Amendment by and broker or agent claiming by, through or under the indemnifying party for amounts other than those specified in Second Amendment.

16. Landlord and Tenant each hereby warrant and represent to the other that (i) the terms and conditions of the Lease have not been changed except as explicitly set forth herein; (ii) the Lease has not been cancelled or terminated; and (iii) to the knowledge of each, neither party is in default under the Lease and no condition exists which but for the passage or time or the giving notice or both, would constitute an Event of Default under the provisions of the Lease.

17. Landlord and Tenant each hereby warrant and represent to the other that (i) each is duly authorized to enter into and consummate the transactions contemplated by this Second Amendment; and (ii) the person executing this Second Amendment for each is duly authorized to enter into this Second Amendment on its behalf.

18. This Second Amendment may not be amended or modified except in writing signed by the Parties hereto. In case any provision(s) hereof shall be determined invalid or unenforceable under applicable law, such provision(s) shall insofar as possible, be construed or applied in such a manner as will permit enforcement; otherwise, this Second Amendment shall be construed as those such provision(s) had never been made a part hereof. This Second Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Time is of the essence of each and every provision of this Second Amendment. This Second Amendment shall bind and inure to the parties’ respective successors. This Second Amendment, together with the Lease and the First Amendment to Lease, represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other prior written agreements, representations, and covenants, oral or written. This Agreement may be executed in multiple counterparts, which when taken together, shall constitute a complete original document. Notwithstanding the foregoing, Landlord and Tenant have agreed to execute a separate side letter in the form attached hereto as Exhibit C.

[Signatures follow on the next page.]

Executed as a sealed instrument this 1st day of August 2014.

LANDLORD:
Zoom Group LLC

By:	/s/ Jeff Wallace
Jeff Wallace, its Manager

TENANT: Ginkgo Bioworks, Inc.

By:	/s/ Barry Canton
Barry Canton, Founder